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                                                                      Exhibit 99

                          Atlantic American Corporation
                            4370 Peachtree Road, N.E.
                                Atlanta, GA 30319

March 27, 2002



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:   Representations of Arthur Andersen LLP

Ladies and Gentlemen:

In accordance with Temporary Note 3T to Article 3 of Regulation S-X, this letter confirms that we have received from Arthur Andersen LLP a letter that represents that their audit of Atlantic American Corporation's financial statements for the year ended December 31, 2001, was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the audit engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. According to the letter, availability of personnel at foreign affiliates of Arthur Andersen was not relevant to their audit. These representations were obtained in conjunction with Arthur Andersen's consent filed today as Exhibit 23.1 to the Form 10-K of Atlantic American Corporation for 2001.

Sincerely,

/s/ Hilton H. Howell, Jr.

Hilton H. Howell, Jr.
President and
Chief Executive Officer